Exhibit 99.1

Discover Financial Services
Monthly Credit Card Charge-off and Delinquency Statistics
As of and for each of the twenty-four months ended
(dollars in billions)

	Feb 28,	Jan 31,	Dec 31,	Nov 30,	Oct 31,	Sep 30,	Aug 31,	Jul 31,	Jun 30,	May 31,	Apr 30,	Mar 31,
	2025	2025	2024	2024	2024	2024	2024	2024	2024	2024	2024	2024
Ending Loans	$99.2	$100.6	$102.8	$101.3	$100.7	$100.5	$100.6	$100.5	$100.1	$99.8	$99.7	$99.5
Average Loans	$100.1	$101.4	$102.4	$100.5	$100.2	$100.5	$100.4	$100.0	$99.9	$99.5	$99.4	$99.3
Net Principal Charge-off Rate(1)	6.03%	5.48%	5.41%	5.37%	4.31%	5.36%	5.22%	5.28%	5.67%	5.38%	5.60%	5.90%
Delinquency Rate (30 or more days)(2)	3.78%	3.87%	3.84%	3.87%	3.87%	3.84%	3.79%	3.73%	3.69%	3.65%	3.72%	3.83%

	Feb 29,	Jan 31,	Dec 31,	Nov 30,	Oct 31,	Sep 30,	Aug 31,	Jul 31,	Jun 30,	May 31,	Apr 30,	Mar 31,
	2024	2024	2023	2023	2023	2023	2023	2023	2023	2023	2023	2023
Ending Loans	$99.9	$101.0	$102.3	$100.9	$98.7	$97.4	$96.9	$95.6	$94.0	$92.9	$91.3	$89.8
Average Loans	$100.3	$101.3	$101.7	$99.2	$97.9	$97.0	$96.0	$94.5	$93.3	$91.7	$90.5	$89.2
Net Principal Charge-off Rate(1)	5.86%	5.23%	4.90%	4.71%	4.42%	4.15%	4.16%	3.77%	3.80%	3.67%	3.56%	3.13%
Delinquency Rate (30 or more days)(2)	4.01%	4.02%	3.87%	3.76%	3.61%	3.41%	3.15%	3.00%	2.86%	2.77%	2.75%	2.76%

(1) Represents net principal charge-off dollars (annualized) divided by average loans for the reporting period. The month-over-month change in the net principal charge-off rate for the month ended October 31, 2024, included a decrease of approximately 56 basis points due to disaster relief support extended to customers in regions affected by hurricanes Helene and Milton.
(2) Represents loans delinquent 30 or more days divided by ending loans.
The statistics presented above provide information regarding Discover Financial Services' total credit card portfolio. The data presented differs from the data reported by the Discover Card Master Trust I and, through the collateral certificate, the Discover Card Execution Note Trust (collectively, the “Trusts”), Discover Funding LLC and Discover Bank in their monthly Form 10-D reports filed with the Securities and Exchange Commission which reflects only credit card loans that have been securitized through the Trusts. The credit card loans that have been securitized through the Trusts do not possess identical characteristics with those of the total portfolio of Discover credit card loans, which reflects the aggregate of securitized and non-securitized credit card loans. Thus, the reported credit performance of the Trusts may, on a month-to-month basis, be better or worse than the credit performance of the total credit card portfolio. Reported differences may arise as a result of, among other things, differences in the mix and vintage of loans between the Trusts and the total portfolio, the use of beginning of month principal receivables balances to calculate charge-off statistics in the Trusts compared to the use of average loan balances over the reporting period used in the total portfolio statistics, and the calculation of the Trusts' net charge-off rate annualized on a 30/360 day count basis, as compared to an actual/actual day count basis for the total portfolio.